                                  EXHIBIT 10.7

                               AGREEMENT OF LEASE
                                 by and between
                  RIVERS CENTER ASSOCIATES LIMITED PARTNERSHIP
                                 (Landlord) and
                             NOVAVAX, INC. (Tenant)
                                  R & D Lease

                                                                  Page
1. Leased Premises  . . . . . . . . . . . . . . . . . . . . . . . . 1

2. Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3. Security Deposit . . . . . . . . . . . . . . . . . . . . . . . . 3

4. Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

5. Basic Annual Rent  . . . . . . . . . . . . . . . . . . . . . . . 4

         5.1. Definitions . . . . . . . . . . . . . . . . . . . . . 4
         5.2. Rent Adjustment . . . . . . . . . . . . . . . . . . . 6
         5.3. Tax Adjustment  . . . . . . . . . . . . . . . . . . . 7
         5.4. Summary of Payments . . . . . . . . . . . . . . . . . 7
         5.5. Utilities . . . . . . . . . . . . . . . . . . . . . . 8
         5.6. Payments  . . . . . . . . . . . . . . . . . . . . . . 9

6. Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . 9

7. Tenant's Improvements  . . . . . . . . . . . . . . . . . . . . . 9

8. Condition of Premises  . . . . . . . . . . . . . . . . . . . . . 9

9. Conduct on Premises  . . . . . . . . . . . . . . . . . . . . .  10

10. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  11

11. Mechanics' and Materialmen's Liens and Other Liens  . . . . .  11

12. Failure to Perform  . . . . . . . . . . . . . . . . . . . . .  11

13. Loss, Damage, Injury  . . . . . . . . . . . . . . . . . . . .  12

14. Destruction--Fire or Other Casualty . . . . . . . . . . . . .  13

15. Eminent Domain  . . . . . . . . . . . . . . . . . . . . . . .  13

16. Environmental Assurances  . . . . . . . . . . . . . . . . . .  14

      (a) Covenants   . . . . . . . . . . . . . . . . . . . . . .  14
      (b) Indemnification by Tenant. . . . . . . .  . . . . . . .  15
      (c) Indemnification by Landlord   . . . . . . . . . . . . .  15
      (d) Representation by Landlord  . . . . . . . . . . . . . .  15
      (e) Office Supplies   . . . . . . . . . . . . . . . . . . .  16
      (f) Definitions   . . . . . . . . . . . . . . . . . . . . .  16

17. Assignment/Subletting . . . . . . . . . . . . . . . . . . . .  16

18. Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

19. Acceptance of Leased Premises . . . . . . . . . . . . . . . .  20

20. Access to Premises and Change in Services . . . . . . . . . .  20

21. Estoppel Certificates . . . . . . . . . . . . . . . . . . . .  21

22. Subordination and Non-Disturbance . . . . . . . . . . . . . .  21

23. Attornment  . . . . . . . . . . . . . . . . . . . . . . . . .  21

24. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

25. Landlord's Liability  . . . . . . . . . . . . . . . . . . . .  22

26. Separability, Enforceability. . . . . . . . . . . . . . . . .  22

27. Captions  . . . . . . . . . . . . . . . . . . . . . . . . . .  22

28. Recordation . . . . . . . . . . . . . . . . . . . . . . . . .  22

29. Successors and Assigns  . . . . . . . . . . . . . . . . . . .  22

30. Holding Over  . . . . . . . . . . . . . . . . . . . . . . . .  22

31. Commissions . . . . . . . . . . . . . . . . . . . . . . . . .  23

32. Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . .  23

33. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  23

34. Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  24

35. Parking . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

36. Signage . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

37. Roof Access . . . . . . . . . . . . . . . . . . . . . . . . .  25

38. Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  25

39. Intentionally Deleted . . . . . . . . . . . . . . . . . . . .  25

40. Riders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

41. Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . .  25

42. Loading Dock  . . . . . . . . . . . . . . . . . . . . . . . .  26

Exhibit A - Site Plan and Leased Premises
Exhibit B - Intentionally Omitted
Exhibit C-1 - Base Finish Work
Exhibit C-2 - Additional Finish Work
Exhibit D - HVAC Specifications
Exhibit E - Howard County Zoning Letter
Rider No. 1 - Right of Cancellation
Rider No. 2 - Right of First Offer
Rider No. 3 - Renewal Option
Rider No. 4 - Exclusions

                  RIVERS CENTER ASSOCIATES LIMITED PARTNERSHIP

                                LEASE AGREEMENT


           THIS AGREEMENT OF LEASE (this "Lease") is made this 25th day of September, 1996, by and between RIVERS CENTER ASSOCIATES LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Maryland (hereinafter referred to as "Landlord"), and NOVAVAX, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "Tenant").

           WITNESSETH, that the parties hereby covenant, promise and agree as follows:

           1.  Leased Premises.

               (a) Landlord is the developer of the building known as Building E, 8320 Guilford Road (hereinafter referred to as the "Building"), in an office/warehouse/research and development complex containing three office/ warehouse/research and development buildings and two office buildings located in the Rivers Corporate Park, Columbia, Maryland 21046. Landlord does hereby lease unto Tenant and Tenant does hereby rent from Landlord, that portion of the Building known as Suite C-E and containing, as confirmed by Landlord's architect, twelve thousand twelve (12,012) rentable square feet (which does not include any "core factor") (hereinafter referred to as the "Leased Premises") as more particularly described on "Exhibit A" attached hereto, incorporated by reference herein and initialed by the parties. In addition thereto, Landlord has caused RECRA Environmental, Inc. ("RECRA"), the existing tenant of the Leased Premises, to vacate the Leased Premises early and leave those items (the "Personalty") now in the Leased Premises, thereby causing the Personalty to be owned by Landlord, which Personalty Landlord shall convey to Tenant effective on the Commencement Date (defined below). Tenant agrees to accept the Personalty in its present, "as is" condition. As an inducement to Landlord to obtain the early release of the existing lease for the Leased Premises with RECRA, Tenant shall pay Landlord, on the Commencement Date, a fee of $2,500.00 to cover Landlord's lost rent otherwise payable by RECRA.

               (b) Landlord, at Landlord's expense, shall cause to be made those improvements to the Leased Premises described on "Exhibit C-1" attached hereto and incorporated herein by reference (the "Base Finish Work"). In addition to the Base Finish Work, Tenant has requested, and Landlord has agreed to make, those additional improvements to the Leased Premises (the "Additional Finish Work") all as described and for the cost shown on "Exhibit C-2" attached hereto and incorporated herein. Landlord shall contribute $36,036.00 towards the cost of the Additional Finish Work (the "Landlord's Contribution"). All charges and expenses, which shall be deemed additional rent, incurred for work and material respecting the Additional Finish Work which are in excess of Landlord's Contribution, and are estimated to be $18,265.20, are to be paid by Tenant on the Commencement Date. The Base Finish Work and Additional Finish Work is hereinafter collectively referred to as "Landlord's Work". All charges and expenses incurred in connection with any change orders authorized by Tenant will be paid by Tenant at the time Tenant executes such change order. Landlord further agrees to provide to Tenant a refurbishment allowance of $18,018.00 at the end of the fifth lease year; said allowance shall be paid to Tenant upon submission by Tenant of invoices and other documentation for such refurbishment work to the Leased Premises.

               (c) Landlord hereby agrees that, with respect to Landlord's Work or latent defects, Landlord, for a period of one hundred eighty
(180) days from the Commencement Date, will repair or have repaired, all defects in Landlord's Work or latent defects in the Leased Premises, to the extent that the need therefor is not caused by the negligence or willful misconduct of Tenant, its employees and invitees (in which case, such defects will be repaired at Tenant's sole cost).

           2. Term. This Lease shall be for a term of ten (10) years (the "Lease Term") commencing on or about five weeks after the date on which Tenant delivers to Landlord this Lease, executed by Tenant, together with all payments due at such time (the "Commencement Date") and terminating at 11:59 p.m. on the last day of the tenth (10th) full lease year, unless otherwise terminated or extended in accordance with the provisions hereof. The term "Lease Year" means each respective period of twelve (12) successive calendar months during the Lease Term or any renewals thereof. If the Commencement Date does not occur on the first day of a month, the first Lease Year will include the twelve (12) calendar months and the period from the Commencement Date until the first day of the following month. SEE RIDER NO. 1 - RIGHT OF CANCELLATION; RIDER NO. 2 - RIGHT OF FIRST OFFER; AND, RIDER NO. 3 - RENEWAL OPTION

         Landlord shall deliver the Leased Premises to Tenant on the Commencement Date in good condition (i) with all Landlord's Work complete in accordance with "Exhibit C-1" and "Exhibit C-2", as applicable (minor punchlist items excepted) and (ii) upon the Leased Premises passing final inspection, as may be required by Howard County. At the time the Leased Premises are delivered to Tenant, Landlord, Tenant and Landlord's architect shall conduct a walk-through of the Leased Premises and agree upon a "punchlist" of items, if any, relating to Landlord's Work that need to be corrected or completed. All items on the punchlist shall promptly be completed by Landlord.

               In the event that Landlord shall be unable, by reason of construction delays or otherwise, to deliver possession of the Leased Premises on the estimated Commencement Date set forth in the first paragraph of this
Section 2, then this Lease shall nevertheless continue in full force and effect, and Tenant shall have no right to rescind, cancel or terminate the same if possession is given within forty-five (45) days thereafter; provided, however, that in such event Tenant's liability for rent shall commence on the date on which Landlord shall deliver possession to Tenant, as provided in the preceding paragraph, which date shall thereafter be deemed the Commencement Date for all purposes of this Lease. Whether or not Landlord shall deliver possession of the Leased Premises on the Commencement Date, or within such additional forty-five (45) day period, Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord's failure to deliver possession.

         In the event Landlord does not deliver the Leased Premises to Tenant within such five-week period, then Landlord shall provide Tenant with at least five (5) days written notice of the date on which it will deliver the Leased Premises to Tenant.

               In the event Landlord shall not deliver the Leased Premises to Tenant as provided hereinabove, on or before December

1, 1996, then Tenant shall have the right to terminate this Lease by written notice sent to Landlord prior to Landlord's delivery of the Leased Premises, in which event Landlord and Tenant shall have no further obligations to one another under this Lease.

               Landlord agrees and warrants to Tenant, to Landlord's knowledge, the Building and Leased Premises (as modified by Landlord's Work) comply (to the extent, if any, so required) with all applicable local, state and federal laws (including the law known as the Americans with Disabilities Act and the regulations promulgated thereunder (the "ADA")).

               On the Commencement Date or such later date as Landlord may request, Tenant shall promptly enter into one or more supplementary written agreements in such form as Landlord shall prescribe, thereby specifying the date as of which the Lease Term shall have begun, and as of which the Lease Term shall end.

           3. Security Deposit. Tenant, contemporaneously with the execution of this Lease, shall deposit with Landlord the sum of Nine Thousand Five Hundred Nine Dollars and Fifty Cents ($9,509.50) as a security deposit (the "Deposit"), which, to the extent the same has not been applied or exhausted pursuant to the further terms hereof, shall be returned by Landlord to Tenant within forty-five (45) days following the expiration of the Lease Term. Landlord shall have the right to apply the Deposit to cure any breach by Tenant of any of Tenant's obligations or duties pursuant to this Lease, upon any such application of the Deposit by Landlord, Tenant shall immediately restore the same to the dollar amount set forth in this Section. Landlord shall be entitled to the full use of the Deposit, shall not be required to escrow or otherwise segregate the Deposit, and no interest shall accrue thereon or be paid or payable by Landlord with respect to the Deposit.

           4. Use. Landlord and Tenant expressly agree that the Leased Premises shall be used or occupied by Tenant for the following purposes and none other: general office, warehouse and laboratory. Notwithstanding the foregoing, Tenant shall be allowed to perform vaccine and/or pharmaceutical testing on only the following animals: mice, rats, rabbits and guinea pigs (with there being a prohibition against the presence of any other animals or animal testing on the Leased Premises); and, further provided, that no more than five hundred (500) contiguous square feet of the Leased Premises (regardless of whether such original Leased Premises have been expanded) may be used for animal testing and/or caging of such animals. The laboratory area shall be subject to Landlord's reasonable approval in all respects, including without limitation, as to sound control, odor, controlled access, venting and other environmental or aesthetic conditions. Landlord hereby agrees that Tenant may use those portions (and only those portions) of the Leased Premises so designated on Exhibit "A" for laboratory purposes.

               The Real Property (defined herein) is subject to certain covenants and restrictions, referred to as the General Restrictions and the Special Restrictions (hereafter together the "Restrictions"), copies of which have been provided to Tenant by Landlord. Tenant acknowledges receipt of same and that it is cognizant of the terms and provisions of those Restrictions and covenants and agrees to be bound by them. Landlord and Tenant agree that The Howard Research And Development Corporation ("HRD") is a third party beneficiary to the covenants and representations herein made by Tenant and may remedy any violation of the Restrictions occasioned by Tenant's use and occupancy of the

Leased Premises, in the manner and to the extent provided in the Restrictions, including but not limited to, bringing suit, at law or in equity, directly against Tenant.

           5. Basic Annual Rent. Tenant shall pay to Landlord during the Lease Term "Basic Annual Rent" as follows:


===========================================================================
                      Basic Annual Rent        Monthly       Annual
                                             Installment     Square foot
                                                             Amount
---------------------------------------------------------------------------
  Lease Year 1           $119,759.64          $9,979.97          $9.97
---------------------------------------------------------------------------
  Lease Year 2           $119,759.64          $9,979.97          $9.97
---------------------------------------------------------------------------
  Lease Year 3           $125,165.04         $10,430.42         $10.42
---------------------------------------------------------------------------
  Lease Year 4           $128,768.64         $10,730.72         $10.72
---------------------------------------------------------------------------
  Lease Year 5           $132,492.36         $11,041.03         $11.03
---------------------------------------------------------------------------
  Lease Year 6           $136,216.08         $11,351.34         $11.34
---------------------------------------------------------------------------
  Lease Year 7           $140,180.04         $11,681.67         $11.67
---------------------------------------------------------------------------
  Lease Year 8           $144,264.12         $12,022.01         $12.01
---------------------------------------------------------------------------
  Lease Year 9           $148,348.20         $12,362.35         $12.35
---------------------------------------------------------------------------
  Lease Year 10          $152,672.52         $12,722.71         $12.71
===========================================================================

         All monthly installments of Basic Annual Rent shall be made without any deductions or set-offs, and without demand, in advance on the first (1st) day of each and every month for which payment is applicable; provided, however, that if the Lease Term shall commence on a day other than the first day of a month, Tenant shall pay on the Commencement Date for the fractional part of a month at the beginning of the term, a prorated amount of one month's rent.

         The annual square foot amount shown for each Lease Year includes $0.47, which represents that certain portion of Landlord's Contribution equal to $36,036.00, which has been amortized at ten percent (10%) per annum over the ten (10) year Lease Term; such amount of $0.47 shall be referred to in Rider No. 2 as the "Additional Improvement Allowance" and shall be deducted from the Basic Annual Rent for the Expansion Space, if Tenant elects to lease the Expansion Space as provided in Rider No. 2.

               5.1. Definitions. For purposes of this Lease, the following meanings or definitions shall apply:

                          (a)     "Rentable Area of the Building" shall, as
confirmed by Landlord's architect, for all purposes of this Lease, be deemed to be thirty-nine thousand six hundred fifty (39,650) square feet. The Rentable Area of the three research/development buildings on the Real Property with which Tenant shares certain common maintenance and repair expenses shall be deemed to be, as confirmed by Landlord's architect, 116,350 square feet.

                          (b)     "Rentable Area of the Leased Premises" shall,
for all purposes of this Lease, as confirmed by Landlord's architect, be deemed to be twelve thousand twelve (12,012) square feet. Therefore, Tenant's pro-rata portion of those expenses payable in accordance with Section 5.2 shall be thirty and three-tenths percent (30.3%) (12,012/39,650) ("Tenant's Portion").

                          (c)     The term "Common Area Expenses" shall mean all
actual expenses directly paid or incurred by Landlord in connection with Landlord's management of the Real Property and the management, maintenance, operation and repair of the common areas of the Real Property, including, but not limited to, (i) keeping the driveways, parking areas, sidewalks and steps free and clear of ice, snow and debris; (ii) maintaining all grass and landscaping on the Real Property; (iii) maintaining the common areas of the buildings of the Real Property (including the Building), including the utility rooms and security systems, if any, and repair of normal wear and tear of the roof and caulking; (iv) trash removal from dumpsters on the Real Property, if any; (v) monitoring, repairing and payment of all common utilities, including water, sewerage, unmetered or metered sprinkler and exterior electrical utilities on the Real Property; (vi) repairing and maintaining the driveways and parking areas of the Real Property; (vii) reasonable reserves for non-recurring expenses; and, (viii) a management fee not to exceed three percent (3%) of the Basic Annual Rent for the applicable Lease Year. Notwithstanding the foregoing, Landlord will be allowed reasonably to allocate the costs of trash removal based on actual use of such service. SEE RIDER NO. 4
- EXCLUSIONS.

                          (d)     The term "HVAC Expense" shall mean the total
costs and expenses incurred by Landlord in maintaining a full service contract on the heating, ventilating and air conditioning systems servicing the Leased Premises (the "HVAC System"). Landlord shall provide Tenant with copies of any service contract it is then maintaining on the HVAC System.

                          (e)     "Taxes" shall mean any present or future
federal, state, municipal, local and/or any other taxes, assessments, levies, benefit charges, and/or other governmental and/or private impositions (including business park charges and dues), levied, assessed and/or agreed to be imposed upon the Real Property of which the Leased Premises are a part or any part or parts of said Real Property, or upon the rent due and payable hereunder (other than income taxes thereon), whether or not now customary or within the contemplation of the parties hereto and regardless of whether the same shall be extraordinary or ordinary, general or special, foreseen or unforeseen, or similar or dissimilar to any of the foregoing but shall not include any inheritance, estate, succession, income, profits or franchise tax, provided, however, if at any time during the Lease Term or any extension thereof the method of taxation prevailing at the commencement of the Term shall be altered or eliminated so as to cause the whole or any part of the items defined as Taxes above to be replaced by a levy, assessment or imposition, wholly or partly as a capital levy, or otherwise, on the rents or income (provided the tax on such income is not a tax levied on taxable income generally) received from the Building, wholly or partly in place of an imposition on or as a substitute for, or an increase of, taxes in the nature of real estate taxes issued against the Real Property, then the charge to Landlord resulting from such altered or replacement method of taxation shall be deemed to be within the definition of "Taxes". All reasonable expenses incurred by Landlord (including attorneys' fees and costs) in contesting any increase in Taxes or any increase in the assessment of the Real Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder.

                          (f)     "Real Property" shall mean the two lots (the
"lots") more particularly described as Parcels N-1 and N-2 on plat 5473 of Rivers Corporate Park, Howard County, Maryland, and all fixtures, equipment and other improvements in or upon said lots, and shall include the sidewalks, areaways, parking areas, loading areas, gardens and lawns.

                          (g)     "Insurance" shall mean all insurance, that
are of the types and amounts of insurance coverage reasonable and customary for a first-class office/warehouse/research and development complex in the Columbia, Maryland area, kept or caused to be kept by Landlord out of or in connection with its ownership of the Real Property, the buildings, equipment, fixtures and other improvements installed and/or owned by Landlord and used in connection with the buildings and/or the Real Property and/or all alterations, rebuildings, replacements and additions thereto, including, but not limited to, insurance insuring the same against loss or damage by, resulting from fire, and other such hazards, casualties and contingencies (including, but not limited to, war risk insurance, if available), liability and indemnity insurance.

                          (h)     "Lot" shall mean Parcel N-2 upon which the
Building is situated.

                          (i)     The term "Operating Year" shall mean: (i)
when used in context with Common Area Expenses, Insurance and HVAC Expense, such applicable fiscal year as Landlord may adopt from time to time during the Lease Term, and (ii) when used in context with Taxes, each respective tax year (i.e., the fiscal year beginning July 1) during the Lease Term, or such other fiscal year as the applicable authorities may select.

               5.2. Rent Adjustment. Tenant agrees to pay to Landlord, as additional rent, with and at the same time as the payments of Basic Annual Rent, the following amounts:

                          (a)     Seven Hundred Eighty Dollars and
Seventy-eight Cents ($780.78) per month as one-twelfth of Tenant's estimated Portion of Common Area Expenses (calculated on the basis of $0.78 per square foot); and

                          (b)     Seventy Dollars and Seven Cents ($70.07) per
month as one-twelfth of Tenant's estimated Portion of Insurance premiums (calculated on the basis of $0.07 per square foot); and

                          (c)     Two Hundred Dollars and Twenty Cents
($200.20) per month as one-twelfth of Tenant's estimated HVAC Expense (calculated on the basis of $0.20 per square foot).

               At any time during a Lease Year (but not more often than once per calendar year), Landlord may revise its estimate of Tenant's Portion of Common Area Expenses, Insurance and of Tenant's HVAC Expense (collectively, the "Expenses") as set forth above and adjust Tenant's monthly installments to reflect the revised estimate. Landlord will give Tenant prior written notice of the revised estimate and the amount by which Tenant's monthly installments will be adjusted, and Tenant will pay the adjusted installments with each payment of the rent, beginning with the first payment of the Basic Annual Rent to come due after Tenant's receipt of such notice. Notwithstanding anything to the contrary in the foregoing, those Common Area Expenses within Landlord's reasonable control shall not increase by more than five percent (5%) of the cost of such controllable item during the previous Operating Year.

               Landlord will deliver to Tenant, within one hundred twenty (120) days (or such longer time as is reasonable under the circumstances) after the end of each applicable

Operating Year for the Expenses, a statement for such Operating Year (the "Statement"), showing Tenant's applicable portion of such Expenses (that is, either its applicable percentage or with respect to the HVAC Expense, 100%). Tenant will pay Landlord within thirty (30) days of the receipt of the Statement, such amounts as may be necessary to adjust Tenant's estimated payments for such preceding Operating Year so that such payments will equal Tenant's applicable portion of the actual Expenses for such Operating Year. If the actual amount of Tenant's applicable portion of such Expenses is less than the amounts paid by Tenant as installments of its applicable portion of such Expenses, then Landlord will credit Tenant's account by the amount of the excess or, if at the end of the Lease Term, refund to Tenant the amount of the excess.

                          Failure of Landlord to provide any Statement within
the time prescribed will not relieve Tenant of its obligations under this
Section 5.2.

                          Upon reasonable written notice, Landlord shall make
available for Tenant's inspection or audit at Landlord's office, during normal business hours, Landlord's records relating to the Expenses for the immediately preceding Lease Year; provided, however, that unless Tenant shall have given Landlord written notice of its exception to any such Statement for additional rent within sixty (60) days after delivery thereof, the same shall be conclusive and binding on Tenant; and provided further, that in the event that Tenant shall give to Landlord written notice of its exception to such Statement within such sixty (60) day period, Tenant shall nevertheless be obligated to pay the additional rent pursuant to the provisions of this Section, but shall have the right, following such payment, to contest the amount set forth in such Statement in a court of competent jurisdiction without being in breach or default of this Lease. In the event as a result of such audit it shall be determined that Landlord overcharged Tenant more than three percent (3%) of Tenant's share of any such items, Landlord shall reimburse Tenant all reasonable costs incurred by Tenant with respect to its audit. Any amounts due Landlord or Tenant, determined as a result of such audit, shall be paid or credited as provided above for reconciliation of Tenant's estimated payments with the actual costs.

                          5.3.    Tax Adjustment.  Tenant acknowledges that
Landlord must pay the Taxes for an entire tax year (i.e., July 1 - June 30) in advance. Therefore, on the Commencement Date, Tenant shall reimburse Landlord for Tenant's Portion of Taxes for the portion of the tax year (the "Commencement Tax Year") from the Commencement Date to the next succeeding June
30. Thereafter, Tenant shall pay to, or reimburse, Landlord for Tenant's Portion of Taxes, by paying to Landlord, within thirty (30) days after receipt of Landlord's invoice therefor (to be sent on or about July 1 of each year) such Tenant's Portion of Taxes for each of the next succeeding Tax Years. Following termination of the Lease Term by passage of time or for any reason other than Tenant's default of this Lease (the "Termination Date"), Tenant shall be reimbursed by Landlord to the extent of any Portion of Taxes which it has pre-paid as of such Termination Date for the period beyond such Termination Date.

                          5.4.    Summary of Payments.  The following is a list
of the various payments and installments of Basic Annual Rent and additional rent under this Lease pursuant to this Section 5 as of the Commencement Date. The amounts for Common Area Expenses, Insurance and HVAC Expense may change during the Lease Term.

===========================================================================
                                          Monthly         Annual s.f.
                                        Installments        Amounts
---------------------------------------------------------------------------
  Basic Annual Rent -
   Lease Year 1                           $9,979.97            $9.97
   Lease Year 2                           $9,979.97            $9.97
   Lease Year 3                          $10,430.42           $10.42
   Lease Year 4                          $10,730.72           $10.72
   Lease Year 5                          $11,041.03           $11.03
   Lease Year 6                          $11,351.34           $11.34
   Lease Year 7                          $11,681.67           $11.67
   Lease Year 8                          $12,022.01           $12.01
   Lease Year 9                          $12,362.35           $12.35
   Lease Year 10                         $12,722.71           $12.71
---------------------------------------------------------------------------
  Common Area Expenses                      $780.78            $0.78
  (estimate)
---------------------------------------------------------------------------
  Insurance (estimate)                       $70.07             $.07
---------------------------------------------------------------------------
  HVAC Expense (estimate)                   $200.20             $.20
---------------------------------------------------------------------------
  Total -       Lease Year 1             $11,031.02           $11.02
                Lease Year 2             $11,031.02           $11.02
                Lease Year 3             $11,481.47           $11.47
                Lease Year 4             $11,781.77           $11.77
                Lease Year 5             $12,092.08           $12.08
                Lease Year 6             $12,402.39           $12.39
                Lease Year 7             $12,732.72           $12.72
                Lease Year 8             $13,073.06           $13.06
                Lease Year 9             $13,413.40           $13.40
                Lease Year 10            $13,773.76           $13.76
===========================================================================


                          5.5.    Utilities.

                                  (a)      Notwithstanding that certain
utilities are commonly metered on the Real Property and the costs of such utilities are included within the Common Area Expenses set forth above, Landlord (if it reasonably determines that Tenant's water usage is excessive, as compared to other tenants of the Building) or Tenant shall have the right, at Tenant's sole cost and expense, to have a water meter (but only one (1) such water meter, if so required by Landlord) installed upon the Leased Premises and thereafter to pay to Landlord all charges respecting the Leased Premises based upon readings of said meter.

                                  (b)      Tenant shall pay on a timely basis to
the appropriate utility or other supplier, all charges for gas, steam, electricity, light, heat, power, telephone and all other utility and communication services, used, rendered and/or supplied upon or in connection with the Leased Premises.

                          5.6.    Payments.  All payments or installments of
any rent hereunder (except Basic Annual Rent) and all sums whatsoever due under this Lease (including attorneys' fees) shall be deemed additional rent and shall be paid to Landlord at the address designated for notice to Landlord herein, or as otherwise designated by Landlord. If any rent or additional rent is not paid within five days of when due, such arrearage shall bear a late charge equal to $25.00 for each day such sum is in arrears in consideration of Landlord's additional expense caused by such failure to pay. Such late charges shall be payable simultaneously with the arrearage payment, without demand. Time is of the essence with respect to Tenant's monetary obligations in this Lease. Unless otherwise stated, any additional rent shall be due within thirty
(30) days after the Landlord has submitted a written statement to Tenant showing the amount due, and Tenant's obligation to pay any such additional rent shall survive the termination of this Lease.

                 6. Requirements of Law. Tenant shall, at Tenant's sole cost and expense, observe and comply with all laws, requirements, rules, orders, ordinances and regulations applicable to its use of the Leased Premises, the Real Property or the Building.

                 7. Tenant's Improvements. Tenant shall not make any alterations, decorations, installations, additions and/or improvements to the Leased Premises, including, but not limited to, the installation of any fixtures (except trade fixtures), equipment (except movable equipment), or other apparatus (collectively, the "Work"), without Landlord's prior written consent (which consent shall not be unreasonably withheld or delayed), and then only by contractors or mechanics reasonably acceptable to Landlord. All such Work shall be done at Tenant's sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably and timely designate. All such Work shall be done under the general supervision of Landlord to assure standard quality improvements on the Real Property for which Landlord shall be paid a reasonable supervisory fee, which supervisory fee shall be at prevailing market rates for such services (but not to exceed $150 per hour); Landlord agrees to cause such supervision to be limited to such periodic inspections as may be required based on the Work and otherwise to use its best efforts to minimize the fees in connection therewith. All such Work done by either of the parties hereto upon the Leased Premises (including those items set forth in Exhibits C-1 and C-2), except other movable furniture and trade fixtures put in at the expense of Tenant, shall be the property of Landlord and shall remain upon and be surrendered with the Leased Premises at the termination of this Lease without molestation or injury; provided, however, that Landlord may elect, at the time it approves such Work, to require Tenant to remove all or any part of said Work (including those items set forth on Exhibits C-1 and C-2) at the expiration of this Lease, in which event such removal shall be done at Tenant's sole cost and expense. Tenant shall, at its sole cost and expense, repair any damage to the Leased Premises and/or the Building caused by such removal or by the removal of its personalty.

                 8.       Condition of Premises.

                          (a)     Except as otherwise expressly provided in
this Lease, Tenant shall at all times during the Lease Term take good care of and keep the Leased Premises and the improvements, fixtures, equipment and appurtenances therein and thereto (including, but not limited to, interior and exterior windows, interior and exterior doors, including locks and hardware, pipes, plumbing, water and sewer connections, and light fixtures) in the same order and condition it received the Leased Premises (normal wear and tear and insured casualty excepted) and, at Tenant's sole cost and expense, shall make all necessary repairs thereto, which repairs shall be in quality and class at least equal to the original work. Tenant shall not commit or suffer any waste of the Leased Premises. At the expiration of the Lease Term, or at the sooner termination of this Lease as herein provided, Tenant shall deliver up the Leased Premises in the same order and condition, reasonable wear and tear excepted, as at the beginning of the tenancy, broom clean and (subject to the provisions of the preceding Section hereof) Tenant shall remove all of its property and/or property maintained and/or stored for or on the account of others therefrom prior to such termination. Any items of Tenant's personalty remaining in the Leased Premises after the termination of the Lease shall be deemed abandoned by Tenant and become the sole property of Landlord. Landlord shall maintain exterior walls (excluding windows), downspouts and the roof as well as all common areas of the Building and Real Property (including, without limitation, the parking areas and sidewalks servicing the Building), so long as such maintenance is not required as a result of any negligent or willful acts of Tenant, or Tenant's agents, employees or invitees. Notwithstanding the foregoing, any costs incurred by Landlord in storing and/or disposing of such abandoned property shall remain the sole obligation of Tenant, which obligation shall survive the termination of this Lease.

                 (b) Landlord will secure and maintain a full service contract on the HVAC System, the cost of which will be paid by Tenant as the HVAC Expense as set forth above. Landlord will make all necessary repairs or replacements to the HVAC System which are not covered under the full service contract (a copy of which was previously delivered to Tenant). All costs incurred which are not covered by the full service contract shall be paid for by Tenant except for the cost of replacing or making any repairs of a capital nature to the compressor or heat exchanger (the "Shared Expenses"), the cost of which shall be shared between Tenant and Landlord as described below. Tenant will pay that percentage of the cost of any Shared Expenses which is equal to the ratio by which the length of the remaining years of Tenant's Lease Term (without taking into consideration any renewal or cancellation options not yet exercised by Tenant) bears to the useful life of such repair or replacement, as determined in accordance with generally accepted accounting principles; provided, however, in no event may such percentage be greater than 100%. Notwithstanding the foregoing, any maintenance or repair to the HVAC System which is required as a result of any acts or omissions of Tenant, or Tenant's agents, employees or visitors, or as a result of Tenant's use of such HVAC System in excess of the customary use of 12 hours per day, six days per week, will be made by Landlord at Tenant's sole cost and expense. Notwithstanding the foregoing, Landlord (i) warrants that the HVAC System shall be in good and operable condition as of the Commencement Date and operating in conformity with the specifications for such HVAC equipment a copy of which is attached hereto as "Exhibit D", and incorporated herein by reference, and (ii) agrees that any repair or replacement of the HVAC System, that may be required to maintain the HVAC System in good operating condition during the six (6) month period commencing with the Commencement Date, shall be made at Landlord's sole cost and expense.

                 9. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Leased Premises, or bring or keep anything therein which will, in any way invalidate or conflict with the fire insurance policies on the Real Property;

obstruct or interfere with the rights of Landlord or other tenants; or interfere with the good order of the Building. Tenant agrees that any increase in fire or other insurance premiums on the Real Property and/or the contents thereof caused by the use or occupancy of Tenant shall, as they occur or accrue, be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

                 Notwithstanding the foregoing, Landlord has been advised by its insurance carrier that the uses of the Leased Premises as described in
Section 4 of this Lease, will not cause, at this time, any increase in any insurance premiums on the Real Property. Landlord warrants, in reliance solely on the letter dated August 23, 1996 (the "Zoning Letter") from the Department of Planning & Zoning of Howard County, Maryland, a copy of which is attached hereto as "Exhibit E", that the proposed uses of the Leased Premises as described in the Zoning Letter are permitted under current applicable laws, ordinances and the Restrictions.

                 10.      Insurance.

                          (a)     At all times during the Lease Term, Tenant,
at its sole cost and expense, shall provide and keep in full force and effect a policy of public liability and property damage insurance, naming Landlord and Manekin Corporation as insureds, as their interests may appear, with respect to the Leased Premises and the business of Tenant in, on, within, from or connected with the Leased Premises, pursuant to which the limits of liability shall be $1,000,000.00 in respect to any one occurrence, and in respect to the aggregate, at least $2,000,000.00 in respect to the combined limit of liability. Tenant shall use its best efforts to cause all insurance policies to contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days' prior written notice. Said insurance policy shall be carried with an insurance company reasonably satisfactory to Landlord, and a certificate of insurance shall be delivered to Landlord at the inception of each policy and renewal thereof.

                          (b)     Landlord shall maintain fire and extended
coverage insurance covering the Building for one hundred percent (100%) replacement value.

                 11. Mechanics' and Materialmen's Liens and Other Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby the Leased Premises (or Tenant's interest therein), or any part thereof, may be encumbered by any mechanics' or materialmen's lien and/or any other lien or encumbrance. Tenant shall discharge, within ten (10) days after notice thereof, any mechanics' or materialmen's liens filed against the Leased Premises (or Tenant's interest therein), or any part thereof, purporting to be for work or material furnished or to be furnished to Tenant.

                 12.      Failure to Perform.

                          (a)     In the event that Tenant shall fail, after
fifteen (15) days written notice from Landlord, to keep the Leased Premises in the state of condition and repair required by this Lease; to do any act; make any payment; and/or perform any term or covenant on Tenant's part required under this Lease, Landlord may (at its option, but without being required to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant (including, but not limited to, entering upon the Leased Premises at any time to make repairs). Any costs incurred by Landlord in so performing Tenant's obligations, together with a reasonable rate of interest on such sums, shall be deemed additional rent and shall be due within ten (10) days of receipt of a statement therefor from Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

                          (b)     In addition to all other remedies available
at law, Tenant shall have the right, after providing thirty days written notice to Landlord (which period may be extended for whatever period of time is reasonably required if such default cannot be reasonably cured within thirty days so long as Landlord commences such cure within said thirty day period and thereafter diligently prosecutes such cure until completion), to cure a default of Landlord in which event Landlord shall be liable to Tenant for all reasonable costs and expenses incurred by Tenant in curing such default; provided, however, in no event shall Tenant be entitled to deduct the costs and expenses of curing such default from any amounts payable by Tenant pursuant to the terms of the Lease, including all Basic Annual Rent and additional rent.

                 13.      Loss, Damage, Injury.

                          (a)     Tenant hereby expressly agrees that Landlord
shall not be liable or responsible in any manner for any damage or destruction to the property of Tenant or of any other person or entity and/or for injury or death to the person of Tenant or of any other person or entity directly or indirectly due to any cause whatsoever other than the willful misconduct or negligence of Landlord or Landlord's contractors, agents, servants, employees, licensees or invitees.

                          (b)     Subject to Section 13(c) below, Tenant shall
indemnify and hold harmless Landlord for all losses, costs and expenses (including reasonable attorneys' fees), settlement payments and, whether or not reduced to final judgment, all liabilities, damages and/or fines paid, incurred or suffered by Landlord: (i) by reason of any breach, violation and/or nonperformance by Tenant and/or Tenant's servants, employees, agents, licensees or invitees, of any covenant or provision of this Lease; (ii) by reason of or arising out of the occupancy or use by Tenant of the Leased Premises, the Building and/or the Real Property, or any part thereof; (iii) by reason of or arising out of any claim, action, suit or proceeding, threatened, instituted and/or made against Landlord arising out of or in connection with Tenant's use and/or occupancy of the Leased Premises; and/or (iv) from any other cause whatsoever due to the negligence or intentional act or omission of Tenant and/or Tenant's contractors, servants, employees, agents, licensees and/or invitees. This indemnification by Tenant shall survive the termination or expiration of this Lease.

                          (c)     Landlord and Tenant hereby mutually waive all
claims for recovery from the other for any insured or insurable loss or damage to any of Landlord's property or Tenant's property and each party agrees to look to its own insurance for collection and, to that end, the parties agree to a mutual subrogation clause to be inserted or endorsed on each policy setting forth that the insurance shall not be invalidated in the event that the insured should waive in writing prior to any loss, any or all right of recovery against the other party for any insured loss.

                          (d)     Notwithstanding anything in this Lease to the
contrary, neither party shall be liable to the other for, and hereby waives its rights to any, incidental, consequential or special damages or lost profits.

                 14. Destruction--Fire or Other Casualty. In the event of partial or total damage or destruction insured against by Landlord to the Leased Premises by fire, other casualty, or any other cause whatsoever (except condemnation), Tenant shall give immediate notice thereof to Landlord and: (a) this Lease shall continue in full force and effect, and (b) Landlord, to the extent that insurance proceeds respecting such damage or destruction are subject to being utilized for and, in fact, may be utilized by Landlord therefor, shall thereupon cause such damage or destruction to property owned by Landlord to be repaired with reasonable speed at the expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of "labor troubles" or any other cause beyond Landlord's control. To the extent that the Leased Premises are rendered untenable, in whole or in part, the rent shall proportionately abate. In the event the damage or destruction shall be so extensive to the Building as to render it uneconomical, in Landlord's reasonable opinion, to restore the Building, or Landlord shall decide within sixty (60) days after the date of such damage not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant within seventy-five
(75) days after the date of such damage and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time upon the third day after such notice is mailed. Tenant shall thereupon vacate the Leased Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any of the obligations or duties imposed on Tenant hereunder prior to such termination.

                          Notwithstanding the foregoing, Tenant shall have the
right to terminate this Lease (i) if it can reasonably be expected, as determined by Landlord, that the repair, restoration or reconstruction of the Building cannot be completed within one hundred eighty days from the date of such damage, provided Tenant is not then in default and Tenant gives Landlord written notice of such election within forty-five (45) days after the date of such damage, or, (ii) Landlord is unable to restore the Leased Premises within two hundred ten (210) days after the date of such damage.

                 15. Eminent Domain. If the entire Leased Premises shall be substantially taken (either temporarily or permanently) for public purposes, or in the event Landlord shall convey or lease the Leased Premises to any public authority in settlement of a threat of condemnation or taking, the rent shall be adjusted to the date of such taking or leasing or conveyance, and this Lease shall thereupon terminate. If only a portion of the Leased Premises shall be so taken, leased or condemned, and as a result of such partial taking, Tenant, in Tenant's reasonable judgment, is reasonably able to conduct its business in the ordinary course, then this Lease shall not terminate but, effective as of the date of such taking, leasing or condemnation, the rent hereunder shall be abated in an amount thereof proportionate to the area of the Leased Premises so taken, leased or condemned, and Landlord, at Landlord's expense, shall construct any necessary demising walls. If, following such partial taking, Tenant, in Tenant's reasonable judgment, is not reasonably able to conduct its business in the ordinary course, then this Lease shall terminate as if the entire

Leased Premises had been taken, leased or condemned. In the event of a taking, leasing or condemnation as described in this Section, whether or not there is a termination hereunder, Tenant shall have no claim against Landlord, other than an adjustment of rent, to the date of taking, leasing or condemnation, and Tenant shall not be entitled to any portion of any amount that may be awarded as damages or paid as a result or in settlement of such proceedings or threat, except that Tenant may assert a separate claim to an award for its moving expenses and for fixtures and personal property installed by Tenant at its expense.

                 16.      Environmental Assurances.

                          (a)     Covenants.  Tenant covenants with Landlord:

                                  (1)      that it shall not Generate Hazardous
Substances at, to or from the Leased Premises unless the same is specifically approved in advance by Landlord in writing, which approval shall not be unreasonably withheld or delayed; provided, however, that Landlord hereby consents to Tenant's use on the Leased Premises of Hazardous Substances associated or otherwise used in connection with the operation of Tenant's vaccine and/or pharmaceutical testing laboratory, so long as such Hazardous Substances are used, kept and stored in a manner that complies with all laws, rules, statutes and ordinances regulating any such Hazardous Substances or otherwise regulating bio-pharmaceutical research and development including all applicable laws and regulations of the United States Food and Drug Administration (collectively, the "Environmental Laws"), so brought upon or used or kept in or about the Leased Premises;

                                  (2)      to comply with all obligations
imposed by applicable law, and regulations promulgated thereunder, and all other restrictions and regulations upon the Generation of Hazardous Substances (whether or not at, to or from the Leased Premises);

                                  (3)      to deliver promptly to Landlord true
and complete copies of all notices received by Tenant from any governmental authority with respect to the Generation by Tenant of Hazardous Substances (whether or not at, to or from the Leased Premises);

                                  (4)      to complete fully, truthfully and
promptly any questionnaires sent by Landlord with respect to Tenant's use of the Leased Premises and Generation of Hazardous Substances;

                                  (5)      to permit entry onto the Leased
Premises by Landlord or Landlord's representatives at any reasonable time with reasonable notice (which may be verbal) and accompanied by a representative of Tenant (and otherwise in conformity with Tenant's security requirements of which Tenant has provided Landlord notice) to verify and monitor Tenant's compliance with its representations, warranties and covenants set forth in this Section;

                                  (6)      to pay to Landlord, as additional
rent, the reasonable actual costs incurred by Landlord hereunder, including the costs of such monitoring and verification (such routine monitoring costs not to exceed $1,000.00 in any twelve (12) month period); and

                                  (7)      to furnish to Landlord, at the
expiration of the Lease Term or at the sooner termination of the

Lease Term as herein provided, a certification in form and content reasonably satisfactory to Landlord from an environmental audit company reasonably acceptable to Landlord to the effect that, based upon an inspection conducted by such environmental audit company not more than thirty (30) days prior to the expiration or termination of the Lease Term, the Leased Premises are free from Hazardous Substances.

                          (b)     Compliance and Indemnification by Tenant.  If
as a result of an inspection conducted pursuant to Sections 16(a)(5) or (6) or otherwise, it appears that Tenant is in violation of any Environmental Laws,
(i) Landlord shall notify Tenant and Tenant shall promptly take all actions as may be necessary to conform in all respects to the Environmental Laws and (ii) Landlord may request and Tenant shall then provide Landlord with reasonable financial assurances (for example, but without limitation, a bond for Landlord's and its lender's benefit; an increase in the security deposit; a letter of credit, etc.) with regard to such use of Hazardous Substances as may be reasonably requested in writing by Landlord (or Landlord's lenders) as reasonably believed necessary by Landlord (or Landlord's lenders) based upon the actual business practices of Tenant at the Leased Premises as determined by an inspection thereof by Landlord's environmental consultants. Tenant agrees to indemnify and defend Landlord (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Landlord in connection with Tenant's Generation of Hazardous Substances at, to or from the Leased Premises or in connection with Tenant's failure to comply with its representations, warranties and covenants set forth in this Section. This indemnification by Tenant shall survive the termination or expiration of this Lease.

                          (c)     Indemnification by Landlord..  Landlord
agrees to indemnify and defend Tenant (with legal counsel reasonably acceptable to Tenant) from and against any costs, fees or expenses (including, without limitation, environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Tenant in connection with Landlord's Generation of Hazardous Substances at, to or from the Leased Premises. This indemnification by Landlord will remain in effect after the termination or expiration of this Lease.

                          (d)     Representation by Landlord. Landlord, to its
actual knowledge, and without investigation, warrants to Tenant that as of the Commencement Date no Hazardous Substances exist on the Leased Premises except as set forth in the Environmental Report dated July 25, 1996, prepared by E.A. Engineering, Science and Technology. If the Leased Premises, the Building or the Real Property is found to be contaminated or otherwise affected by Hazardous Substances, through no fault of Tenant or Tenant's agents, employees, contractors or invitees, then Landlord shall diligently institute or cause to be instituted proper clean-up procedures at no cost to Tenant. Landlord further agrees that neither it nor its agents, employees or contractors will introduce, store or dispose of Hazardous Substances within the Leased Premises, the Building or the Real Property in violation of any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment, and Landlord agrees to indemnify and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of any breach of the foregoing covenant by Landlord. The foregoing indemnification and the responsibility of Landlord shall survive the termination or expiration of this Lease.

                          (e)     Office Supplies . Notwithstanding anything to
the contrary contained in this Section 16, Tenant may use and store within the Leased Premises such reasonable quantities of consumable Hazardous Substances as are used by Tenant in the ordinary course of its office operations (and not in its laboratory or testing operations) and which are customarily found in first-class offices; provided such reasonable quantities and use do not constitute a danger to health of individuals or a danger to the environment and which are used, stored and disposed of in accordance with all applicable governmental laws, rules and regulations.

                          (f)     Definitions.  The term "Hazardous Substance"
means (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iii) any "oil, petroleum products, and their by-products" as defined by the Maryland Environment Code Ann. Section 4-411(3)(i), as amended from time to time, and regulations promulgated thereunder; (iv) any "controlled hazardous substance" or "hazardous substance" as defined by the Maryland Environment Code Ann., Title 7, subtitle 2, as amended from time to time, and regulations promulgated thereunder; (v) any "infectious waste" as defined by the Maryland Environment Code Ann. Section 9-227, as amended from time to time, and regulations promulgated thereunder;
(vi) any substance the presence of which on the Real Property is prohibited, regulated or restricted by any law or regulation similar to those set forth in this definition; and (vii) any other substance which by law or regulation requires special handling in its Generation. The term "To Generate" means to use, collect, generate, store, transport, treat or dispose of.

                 17. Assignment/Subletting. Except as otherwise provided in this Section 17, Tenant is the only party that may use or occupy the Leased Premises. No assignment of this Lease or subletting of all or any part of the Leased Premises is permitted without the prior written consent of Landlord. The granting or withholding of such consent will be given solely within the discretion of Landlord. Notwithstanding the foregoing, Landlord's consent to an Assignment of the types described in clauses (1), (2) and (6) of the following paragraph shall not be unreasonably withheld, delayed or conditioned so long as the proposed assignee is no less creditworthy than Tenant as of the date hereof, and the proposed use is acceptable to Landlord, in each instance as determined by Landlord in its sole, but reasonable, discretion.

                          The foregoing restriction will include, but not be
limited to, the following (all of which will be deemed to be an "Assignment"):
(1) any assignment of this Lease or a subletting of the Leased Premises; (2) any permission to a third party to use all or part of the Leased Premises; (3) any mortgage or other encumbrance of this Lease or of the Leased Premises; (4) the appointment of a receiver or trustee of any of the Tenant's property; (5) any assignment or sale in bankruptcy or insolvency;

and (6) if Tenant is privately held, the transfer of majority control of Tenant by any means, including operation of law, to parties other than those maintaining majority control on the date on which the last party executes this Lease.

                          Notwithstanding the foregoing, so long as Landlord
receives prior written notice of such Assignment and Tenant remains primarily liable for all of the terms of this Lease, Tenant may assign all or part of this Lease, or sublease all or part of the Leased Premises without the consent of Landlord, to:

                                  (a)      any corporation that has the power
to direct Tenant's management and operations, or any corporation whose management and operations are controlled by Tenant;

                                  (b)      any corporation, a majority of whose
voting stock is owned by Tenant;

                                  (c)      any corporation in which or with
which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with applicable statutory provisions for merger or consolidation of corporations, so long as the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or created by such consolidation; or

                                  (d)      any corporation acquiring this Lease
and a substantial portion of Tenant's assets.

                          Even if Landlord consents to an Assignment, Tenant
will remain primarily liable under this Lease. Also, Tenant will bear all reasonable legal costs incurred by Landlord in connection with Landlord's review of documents concerning an Assignment, whether or not Landlord consents to it, provided such costs and expenses do not exceed $1,000.00. Landlord's consent to a specific Assignment does not waive Landlord's right to withhold consent to any future or additional Assignment. Tenant will give Landlord notice of its intention to make an Assignment at least thirty (30) days prior to such Assignment, which notice will contain such details as Landlord may reasonably request. If Tenant intends to Assign this Lease, Landlord may terminate this Lease by giving fifteen (15) days prior written notice to Tenant after Landlord has received written notice from Tenant of an intended Assignment; provided, however, that Landlord's right to terminate this Lease pursuant to this sentence shall not apply if Tenant wishes to sublet a portion, but not all, of the Leased Premises.

                          If the amount of rent and other sums received by
Tenant under any Assignment is more than the Rent due from Tenant under this Lease, then Tenant will pay fifty percent (50%) of the full amount of the excess to Landlord on a monthly basis and promptly upon Tenant's receipt of such excess amounts.

                          If, without Landlord's consent, this Lease is
Assigned, or if the Leased Premises are occupied or used by any party other than Tenant, then all resulting expenses (including reasonable attorneys' and brokerage fees) incurred by Landlord will be immediately due and payable by Tenant upon receipt of an invoice. If Tenant defaults, Landlord may collect rent from the assignee, subtenant, occupant or user (the "Assignee") of the Leased Premises and apply it towards the Rent due under this Lease. Such collection will not be deemed an acceptance of the Assignee as tenant, will not waive or prejudice Landlord's right to initiate legal action against Tenant to enforce Tenant's fulfillment of its obligations under this Lease and will not release Tenant from such obligations.

                 18.      Defaults.

                          (a)     Each of the following shall be deemed a
material default by Tenant under this Lease and a substantial breach of this
Lease:

                                  (1)      The filing of a petition by or
against Tenant for debtor relief as defined under the Federal Bankruptcy Code, as now or hereafter amended or supplemented, or for reorganization, arrangement or other rehabilitation within the meaning of the Bankruptcy Code, or the commencement of any action or proceeding for the dissolution or liquidation of Tenant, whether instituted by or against Tenant, or for the appointment of a receiver or trustee of the property of Tenant, in each case filed by a party other than Tenant, if not bonded or discharged within thirty (30) days of the date of filing; for purposes of this subsection, the word "Tenant" shall include any guarantor of Tenant's obligations under this Lease;

                                  (2)      The making by Tenant of an
assignment for the benefit of creditors;

                                  (3)      The suspension of business by Tenant
or any act by Tenant amount to a business failure;

                                  (4)      The filing of a tax lien against any
property of Tenant, which is not removed within fifteen (15) days of notice of the filing;

                                  (5)      If the "Net Asset Value" (as
hereinafter defined) of Tenant is less than Two Million Dollars ($2,000,000.00), provided, however, that such shall not be a default if Tenant provides Landlord, within five (5) days of Landlord's request therefor, with reasonable financial assurances (for example, but without limitation, a bond for Landlord's benefit, an increase in the Deposit, a letter of credit, etc.) as reasonably believed necessary by Landlord or its lenders. For purposes of this Section 18(a)(5), the term "Net Asset Value" shall mean the difference between the Total Assets of Tenant less the Total Liabilities of Tenant as shown on Tenant's most recent Form 10-Q filed with the Securities and Exchange Commission. Tenant shall furnish Landlord with such Forms promptly after request therefor by Landlord.

                                  (6)      Failure of Tenant to make payment of
the rent herein reserved, or any part thereof, or any other sum required by the terms of this Lease (including late charges on the foregoing as provided herein) within five (5) business days after Landlord has given Tenant written notice that such payment is due, provided, however, that no notice shall be required to be given to Tenant, and Tenant shall be in immediate default, if Landlord has given such notice to Tenant two (2) times in the preceding twelve
(12) months;

                                  (7)      A breach by Tenant in the
performance of any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed, for a period of ten (10) days after service of notice by Landlord upon Tenant; provided, however, no default shall be deemed to exist if Tenant shall use its best efforts to commence to cure the same within the ten (10) day period and provided such efforts shall be prosecuted to completion with reasonable diligence, but in any event, within ninety (90) days.

                          (b)     All rights and remedies of Landlord in this
Lease enumerated shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease, or to exercise any right or option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

                          (c)     In the event of a default of the nature set
forth above, Landlord may, at any time thereafter, at its election, without further notice to Tenant, terminate this Lease and Tenant's right to possession of the Leased Premises, and take possession of the Leased Premises, and remove Tenant, any occupant, and any property therefrom, without relinquishing any rights of Landlord against Tenant.

                          (d)     Tenant shall be obligated to, and shall pay
to Landlord as damages, upon demand, and Landlord shall be entitled to recover of and from Tenant at the election of Landlord all expenses which shall have been incurred in connection with such breach including the expenses of rerenting the Leased Premises (including, but not limited to, any commissions paid to any real estate agent in connection therewith), and actual attorneys' fees at said attorneys' usual and customary rates; plus, in the event this Lease is terminated as set forth above, either:

                                  (1)      liquidated damages, in an amount
which, at the time of such termination is equal to the installments of Basic Annual Rent and the aggregate of all sums payable hereunder as additional rental (the "Additional Rental") (for such purpose considering the annual amount of such Additional Rental to be equal to the amount thereof due during the twelve months preceding such default, or if less than twelve months have elapsed at such time, such amounts as would have been due on an annual basis) reserved hereunder, for the period which would otherwise have constituted the unexpired portion of the then current term of this Lease, said amount to be discounted at the discount rate then in effect at the Federal Reserve Bank in Baltimore; or

                                  (2)      damages (payable in monthly
installments, in advance, on the first day of each calendar month following such termination and continuing until the date originally fixed herein for the expiration of the then current term of this Lease) in an amount or amounts equal to the excess, if any, of the sum of (i) the aggregate expenses (other than Additional Rental) paid by Landlord during the month immediately preceding such calendar month for all such items as, by the terms of this Lease, are required to be paid by Tenant, plus (ii) an amount equal to the amount of the installment of Basic Annual Rent which would have been payable by Tenant hereunder in respect of such calendar month had this Lease and the Lease Term not been so terminated, and (iii) the monthly average of the Additional Rental payable in the twelve months immediately preceding such default, over the rents, if any, in fact, collected by Landlord in respect of such calendar month pursuant to either rerenting, or from any existing permitted subleases. Any suit, action or proceeding brought to collect the amount of the deficiency for any calendar month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.

                          (e)     No act or thing done by Landlord shall be
deemed to be an acceptance of a surrender of the Leased Premises, unless Landlord shall execute a written release of Tenant. Tenant's liability hereunder shall not be terminated by the execution of a new lease of the Leased Premises by Landlord, regardless of the term of such new lease. Separate actions may be maintained each month by Landlord against Tenant to recover the damages then due, without waiting until the end of the Term of this Lease to determine the aggregate amount of such damages.

                          (f)     Notwithstanding anything in this Section 18
to the contrary, upon the occurrence of any breach by Tenant that is not cured within any applicable grace period, Landlord shall use its reasonable efforts to mitigate its damages, including using reasonable efforts to relet the Leased Premises so long as there is no comparable space then available for leasing within the Rivers Corporate Park. If all amounts required to be paid by Tenant under this Lease as damages and liquidated damages are actually paid to and collected by Landlord, then any rent collected by Landlord with regard to the Leased Premises from a subsequent tenant and attributable to the period for which Tenant has paid liquidated damages, up to a maximum amount equal to the amount of rental paid by Tenant as liquidated damages for such period, shall be rebated to Tenant as and when such amounts are actually collected by Landlord.

                 19. Acceptance of Leased Premises. Tenant's occupancy of the Leased Premises shall constitute acceptance thereof, subject to the provisions of Section 1(c) and punchlist items as provided in Section 2, as complying with all requirements of Tenant and Landlord with respect to the condition, order and repair thereof.

                 20. Access to Premises and Change in Services. Landlord and/or the authorized representative of Landlord or any mortgagee or deed of trust holder shall have the right, without abatement of rent, to enter the Leased Premises at any reasonable hour with reasonable prior notice (which may be verbal) and accompanied by a representative of Tenant, or otherwise in conformity with Tenant's security requirements of which Tenant has provided Landlord notice (or at any time without notice in the event of an emergency) to examine the same and/or to make such repairs, improvements and alterations as Landlord and/or such authorized representatives shall deem necessary (but Landlord shall not be obligated to do so) for the safety and preservation of the Building, or for any other reasonable purpose whatsoever, including, but not limited to, showing the Leased Premises to prospective tenants during the last six (6) months of the Lease Term. In connection with the foregoing, Landlord agrees to use it best efforts to minimize any interference to Tenant's activities on the Leased Premises.

                 21. Estoppel Certificates. Tenant agrees at any time and from time to time upon not less than ten (10) days prior notice by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying, among other factual matters, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, and stating whether or not, to the best knowledge of the signer of such certificate, Landlord is in breach and/or default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such breach and/or default of which the signer may have knowledge, and any other matters reasonably requested in such estoppel certificate, it being intended that any such statement delivered hereunder may be relied upon by any party not a party to this Lease.

                 22. Subordination and Non-Disturbance. Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any ground leases, security interests, mortgages, deeds of trust or other financing arrangements now or hereafter a lien upon or affecting the Building or any part or parts thereof and to any extensions, modifications or amendments thereof. Tenant shall, at any time hereafter, on request, execute any instruments which may be required to subordinate, or render prior, Tenant's interest hereunder to such lien and the failure of Tenant to execute any such instruments shall constitute a default hereunder. Landlord agrees to use its best efforts, with Landlord and Tenant to equally bear any lender's charges, to obtain a non-disturbance agreement in form and substance acceptable to Landlord's lender.

                 23. Attornment. Tenant agrees that upon any termination of Landlord's interest in the Leased Premises, Tenant shall, upon request, attorn to the person or entity then holding title to the reversion of the Leased Premises (the "Successor") and to all subsequent Successors, and shall pay to the Successor all rents and other monies required to be paid by the Tenant, hereunder and perform all of the other covenants, agreements, provisions, conditions, obligations and/or duties of Tenant in this Lease contained.

                 24. Notices. Except as otherwise provided in this Lease, any requirement for a notice, demand or request under this Lease will be satisfied by a writing (a) hand delivered with receipt; (b) mailed by United States registered or certified mail or Express Mail, return receipt requested, postage prepaid; or (c) sent by Federal Express or any other nationally recognized overnight courier service, and addressed: (i) if to Landlord, c/o Manekin Corporation, 7165 Columbia Gateway Drive, Columbia, Maryland 21046,
Attention: General Counsel with a copy to Ann Clary Gordon, Esquire c/o Shapiro and Olander, 36 South Charles Street, Baltimore, Maryland 21201; and (ii) if to Tenant, at the Leased Premises. All notices that are sent in accordance with this Section 24 will be deemed received by the other party on the earliest of the following applicable time periods (a) three business days after being mailed in the aforesaid manner; (b) the date the return receipt is executed; or
(c) the date delivered as documented by the overnight courier service or the hand delivery receipt. All rental payments and other charges payable by Tenant under this Lease will be delivered to Landlord at Landlord's address set forth above: Attention: Accounting Department. Either party may designate a change of address by written notice to the other party.

                 25. Landlord's Liability. The term "Landlord" as used in this Lease means only the owner, the mortgagee, or the trustee or the beneficiary under a deed of trust, as the case may be, for the time being, of the Building, so that in the event of any transfer of title to the Building, the transferring entity shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such transfer. It is understood that Landlord on the date hereof is a Maryland limited partnership, and that no partner, general or limited, of said limited partnership, as it may now or hereafter be constituted, shall have any personal liability to Tenant and/or any person or entity claiming under, by or through Tenant upon any action, claim, suit or demand brought under or pursuant to the terms and conditions of this Lease and/or arising out of the use or occupancy by Tenant of the Leased Premises and as to Landlord, recourse shall be had only to the extent of Landlord's interest in the Building.

                 26. Separability, Enforceability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. Notwithstanding any language in this Lease to the contrary, if the Lease Term does not commence by January 1, 2010, this Lease shall terminate automatically and neither party shall have any further liability to the other.

                 27. Captions. All headings anywhere contained in this Lease are intended for convenience of reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

                 28. Recordation. Tenant covenants that if at any time any mortgagee of Landlord's interest in the Leased Premises, any trustee or beneficiary under a deed of trust constituting a lien upon the Building of which deed of trust Landlord is grantor, or a landlord of Landlord in respect of the real property upon which the Building is situate, shall require the recordation of this Lease, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both such taxes on this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and whichever party requires such recordation shall pay the cost of all recording fees, transfer taxes and/or documentary stamp taxes payable on, and/or in connection with this Lease and/or such recordation.

                 29. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, distributees, executors, administrators, successors, personal and legal representatives and their permitted assigns.

                 30. Holding Over. If Tenant holds possession of the Leased Premises after the termination of this Lease without Landlord's written consent, Tenant shall become a tenant from month to month at one and one-half times the rent due during the last year of the Term, and upon all other terms herein specified and shall continue to be such tenant from month to month until such tenancy shall be terminated by either party giving the other a written notice of at least thirty (30) days of its intention to terminate such tenancy. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession of the Leased Premises by Tenant after termination of this Lease. Upon the termination of this Lease, Landlord shall be entitled to the benefit of all public general or public local laws relating to the speedy recovery of the possession of lands and tenements held over by tenants, that may now or hereafter be in force.

                 31. Commissions. Tenant represents that Tenant has dealt directly with, and only with, MANEKIN CORPORATION and THE FRED EZRA COMPANY as brokers in connection with this Lease (which commissions Landlord shall pay pursuant to a separate agreement), and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commissions in connection with it. Tenant shall hold Landlord harmless from and indemnify Landlord for any costs incurred by Landlord arising out of any other broker's claim that such other broker has assisted Tenant with respect to this Lease.

                 32. Waiver of Jury Trial. Landlord and Tenant desire a prompt resolution of any litigation between them with respect to this Lease. To that end, Landlord and Tenant waive trial by jury in any action, suit, proceeding and/or counterclaim brought by either against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Leased Premises, any claim of injury or damage and/or any statutory remedy. This waiver is knowingly, intentionally and voluntarily made by Tenant. Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. Tenant further acknowledges that it has read and understands the meaning and ramifications of this waiver of jury trial.

                 33.      Miscellaneous.

                          (a)     As used in this Lease, and where the context
requires: (1) the masculine shall be deemed to include the feminine and neuter and vice- versa; and (2) the singular shall be deemed to include the plural and vice- versa.

                          (b)     This Lease was made in the State of Maryland
and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

                          (c)     Tenant covenants and agrees that it shall not
inscribe, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord and HRD (if required). If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

                          (d)     Tenant covenants and agrees that it shall not
attach or place awnings, antennas or other projections to the outside walls or any exterior portion of the Building, without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises, without the prior written consent of Landlord and HRD (if required).

                          (e)     Tenant further covenants and agrees that it
shall not pile or place or permit to be placed any goods on the sidewalks or parking lots in the front, rear or sides of the Building or in a place in any manner so as to block said sidewalks, parking lots and loading areas and/or not to do anything that directly or indirectly will take away any of the rights of ingress or egress or of light from any other tenant of Landlord on the Real Property.

                          (f)     Tenant, Tenant's servants, agents, invitees,
employees and/or licensees shall not park on, store on, or otherwise utilize any parking or loading areas on the Real Property, except as shown on Exhibit A and then only in the parking places designated by Landlord for such parking and in accordance with such rules and regulations as Landlord may from time to time promulgate with respect thereto.

                          (g)     Except as otherwise specifically provided in
this Lease or to a counterclaim which is mandatory or would be lost if not asserted, no abatement, refund, offset, counter-claim, recoupment, diminution or any reduction of rent, charges or other compensation shall be claimed by or allowed to Tenant, or any person claiming under it, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise, arising from the making of alterations, changes, additions, improvements or repairs to the Building or the Leased Premises, by virtue or because of any present or future governmental laws, ordinances, or for any other cause or reason.

                          (h)     All plats, exhibits, riders or other
attachments to this Lease shall be deemed a part hereof and incorporated by reference herein.

                          (i)     This Lease contains the entire agreement
among the parties regarding the subject matter of this Lease. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as herein set forth. This Lease is intended by the parties to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between them. This Lease may not be modified orally or in any other manner than by an agreement in writing signed by all the parties or their respective successors in interest. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                 34. Confidentiality. Landlord (to the extent within its reasonable control) and Tenant agree not to disclose to third parties (except if required by Landlord's lender, HRD, or any governmental authority), including without limitation, other tenants of the Building and Rivers Corporate Park, the purposes for which Tenant is utilizing the Leased Premises.

                 35. Parking. Landlord agrees that, upon the payment of Basic Annual Rent and additional rent provided herein and the performance by Tenant of all the covenants, agreements and provisions of the Lease on Tenant's part to be kept and performed,

Tenant shall be provided three (3) surface parking spaces (around the perimeter of the building) per each 1,000 square feet of leased space; ten (10) of such parking spaces shall have signage reserving said spaces for Tenant and shall be located as shown on Exhibit "A", provided, however, that Landlord shall have no obligation to enforce such reserved parking. The balance of such spaces shall be available to Tenant in common with other tenants of the Real Property on a first-come, first-served basis.

                 36. Signage. Tenant shall have the right, at its sole cost and expense, to erect an identification sign on the exterior of the Building, subject, however, to Tenant's obtaining the prior written approval of such signs from Landlord and HRD and provided that Tenant is then occupying more than fifty percent (50%) of the Building (or such lesser percentage as is approved by HRD). Landlord shall not unreasonably withhold its consent to such signs provided same are reasonably similar to other corporate identification signs within Rivers Corporate Park. Such signs shall be installed by a reputable contractor reasonably acceptable to Landlord. Tenant shall hold Landlord harmless from any damage caused to the Building as a result of the installation of such signs. Upon termination of the Lease, it shall be Tenant's obligation, at its sole expense, to remove such signs and to restore the exterior face of the Building to its condition prior to erecting such signs, normal wear and tear excepted.

                 37. Roof Access. Tenant shall have a limited right of access to the roof of the Building to install, repair or replace any communications equipment (such as satellite dishes or other devices) on the roof of the Building used in connection with the Tenant's use and occupancy of the Leased Premises, provided the same is permitted by applicable law, regulations and other restrictions applicable to the Building; Tenant first obtains the prior written consent of Landlord and HRD; and, such access, installation, repair or replacement is in accordance with all reasonable rules and regulations therefor promulgated from time to time by Landlord.

                 38. Authority. (a) Tenant warrants to Landlord that Tenant is a corporation organized and validly existing in good standing under the laws of the State of Delaware and qualified to transact business in the State of Maryland. In addition, Tenant warrants to Landlord that this Lease has been properly authorized and executed by Tenant and is binding upon Tenant in accordance with its terms. Tenant's resident agent's name and address in the State of Maryland are The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland, 21201. Tenant agrees to notify Landlord in writing of any change with respect to its resident agent.

                          (b)     Landlord warrants to Tenant that Landlord is
a limited partnership formed and validly existing in good standing under the laws of the State of Maryland. In addition, Landlord warrants to Tenant that this Lease has been properly authorized and executed by Landlord and is binding upon Landlord in accordance with its terms.

                 39.      Intentionally Deleted.

                 40. Riders. Four riders, numbered 1 through 4 and consisting of seven (7) pages, are attached hereto and incorporated by reference herein.

                 41. Quiet Enjoyment. Landlord represents to Tenant that, so long as Tenant pays the Basic Annual Rent and all additional rent and performs all other obligations imposed on Tenant under this Lease, Tenant will peaceably hold and enjoy the Leased Premises throughout the Lease Term without hindrance or impairment from Landlord or those claiming through Landlord.

                 42. Loading Dock. Subject to the consent and requirements of HRD, and Landlord's prior written approval, Landlord shall permit the location of equipment in or on the exterior loading dock area of the Building; provided, however, that the expense in connection therewith shall be borne by Tenant. Tenant acknowledges that HRD may require the loading dock area (or any other area) to be modified to accommodate such equipment (such as, by way of example only, erection of permanent screening).

                 IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease under seal as of the day and year first above written.

ATTEST:                                  RIVERS CENTER ASSOCIATES LIMITED
                                           PARTNERSHIP

                                         By:  M.O.R. XX Associates Limited
                                              Partnership, a general partner

                                         By:  RA & DM, INC., general partner

[SIG]                                    By: /s/ R. Colfax Schnorf,Jr.    (SEAL)
-------------------------                   -----------------------------
                                            Name:  R.Colfax Schnorf, Jr.
                                                  ------------------------------
                                            Title: Vice President
                                                  ------------------------------
                                                                       Landlord


WITNESS/ATTEST:                          NOVAVAX, INC.

[SIG]                                    By:  /s/ Denis M. O'Donnell, MD  (SEAL)
--------------------------                  ------------------------------
                                            Name:  Denis M. O'Donnell, MD
                                                  ------------------------------
                                            Title: President
                                                  ------------------------------
                                                                         Tenant

STATE OF MARYLAND, CITY/COUNTY OF HOWARD, TO WIT:

        I HEREBY CERTIFY that on this 25th day of September, 1996, before me, the subscriber, a Notary Public of the State of Maryland, City/County of Howard, personally appeared R. Colfax Schnorf, Jr., Vice President of RA & DM, Inc., general partner of M.O.R. XX Associates Limited Partnership, a general partner of RIVERS CENTER ASSOCIATES LIMITED PARTNERSHIP, Landlord, and he acknowledged the foregoing Lease Agreement to be the act and deed of said limited partnership.

        WITNESS my hand and Notarial Seal.

My Commission Expires:

    07/1/99                                   /s/ Jo Ann Yost
----------------------------------           -------------------------------
                                             Notary Public


STATE OF MARYLAND, CITY/COUNTY OF HOWARD, TO WIT:

        I HEREBY CERTIFY that on this 25th day of September, 1996, before me, the subscriber, a Notary Public of the State of Maryland, City/County of Howard, personally appeared Denis M. O'Donnell,President of NOVAVAX, INC., Tenant, and she/he acknowledged the foregoing Lease Agreement to be the act and deed of said body corporate.

        WITNESS my hand and Notarial Seal.

My Commission Expires:

    07/1/99                                      /s/ Jo Ann Yost
------------------------------                  ------------------------------
                                                Notary Public

                                   EXHIBIT A

                         Site Plan and Leased Premises

                                   EXHIBIT B

                             Intentionally Omitted

                                  EXHIBIT C-1

                                Base Finish Work

                                  EXHIBIT C-2


                             Additional Finish Work

                                   EXHIBIT D


                              HVAC Specifications

                                   EXHIBIT E


                          Howard County Zoning Letter

                                  RIDER NO. 1

                             Right of Cancellation

                           Rider to Section 2 - Term

                 Tenant shall have the right to terminate this Lease as of the last day of the fifth (5) Lease Year (which date is hereinafter referred to as the "Cancellation Date"), provided that:

                 (a) Tenant shall have given to Landlord written notice of such election to terminate at least six (6) months prior to the Cancellation Date (the "Notice"); and

                 (b) Tenant, on the date Landlord receives such Notice and on the Cancellation Date, shall not be in breach or default of any agreement, condition or covenant by which Tenant is obligated under this Lease; and

                 (c) Tenant shall have paid to Landlord on or before the Cancellation Date, in addition to any other amounts that may be due under this Lease prior to the Cancellation Date, the unamortized balance of Landlord's cost in finishing the Leased Premises pursuant to Section 1 of this Lease, plus the unamortized balance of brokers' commission as of the Cancellation Date plus $41,161.12 (being equal to four (4) monthly installments of Basic Annual Rent for the Sixth Lease Year). Such amounts so payable by Tenant represent liquidated damages for terminating this Lease prior to the expiration of the original Lease Term, such damages not otherwise being susceptible to reasonable calculation.

                 Time is of the essence with respect to Tenant's exercise of its rights under this Rider, and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Notice be timely made and in writing.

                                  RIDER NO. 2

                              RIGHT OF FIRST OFFER

               Tenant shall have the right of first offer (the "Expansion Space First Offer") to lease space (the "Expansion Space") contiguous to the Leased Premises at a Basic Annual Rent equal to the Basic Annual Rent (as then escalated but exclusive of the Additional Improvement Allowance of $0.47 per square foot per annum described in Section 5 for the Leased Premises as described in the chart below), plus additional rent as provided in the Lease. Tenant must provide written notice to Landlord on or before November 30, 1996 (the "Expansion Notice") if it wants to expand into the approximately 6,780 rentable square feet contiguous to the Leased Premises that will be available for lease commencing on or about January 1, 1997.

               In addition, throughout the Lease Term (including any renewals), Tenant shall have the right of first offer (the "First Offer") to lease any space in the Building that becomes available (the "Offer Space") before it is offered for lease by Landlord. Said rent shall be payable at a Basic Annual Rent equal to the Basic Annual Rent (as then escalated but exclusive of the Additional Improvement Allowance of $0.47 per square foot per annum described in Section 5 for the Leased Premises as described in the chart below) plus additional rent as provided for in the Lease in equal monthly installments (and fractions thereof), at the times and subject to the terms and conditions as provided with respect to, and in addition to, the monthly installments of the Basic Annual Rent as set forth in Section 5 of this Lease.

               The Basic Annual Rent for the Expansion Space and any Offer Space shall be determined in accordance with the then Lease Year for the Leased Premises, at the following rates:

                       Lease Year               Annual Square Foot Amount
                       ----------               -------------------------
                           1                               $9.50
                           2                               $9.50
                           3                               $9.95
                           4                              $10.25
                           5                              $10.56
                           6                              $10.87
                           7                              $11.20
                           8                              $11.54
                           9                              $11.88
                          10                              $12.24

               Tenant's exercise of the First Offer shall be effective only upon written notification by Tenant to Landlord thereof (the "Notice"). Such notification must be given to Landlord before the close of business on the second full business day after Tenant's receipt of Landlord's written notification to Tenant of the availability of the Offer Space and the terms on which Landlord intends to offer the Offer Space for rental (the "Offer"). An Offer does not include the exercise by another tenant of its right of refusal or expansion.

               In the event Tenant fails to so notify Landlord within said two business day period with respect to an offer, or by November 30, 1996 as to the Expansion Notice, Landlord shall be free to offer said Expansion Space or Offer Space to third parties and Tenant shall have no further rights in such space.

               This Expansion Space First Offer and First Offer are personal to Tenant and shall not be separated from the Lease or transferred by Tenant independently of the leasehold interest without the prior written consent of Landlord.

               Notwithstanding any other provision hereof, the following provisions shall apply to the First Offer and Expansion Space First Offer and to Tenant's lease, if any, of the Expansion Space or Option Space:

               (i) Tenant shall not be entitled to exercise the rights accorded to Tenant in the first paragraph, unless at the date of such exercise or at the date on which Tenant's lease, if any, of the Expansion Space or Offer Space becomes effective, Tenant is in possession of the Leased Premises and Tenant is not in default in the payment of any sums due hereunder or any other obligation imposed upon Tenant by the Lease;

               (ii) Tenant shall have the right to lease and occupy the Offer Space commencing on the date set forth in Landlord's Offer of such space to Tenant and terminating on the termination of the Lease Term, on the same terms, conditions, and provisions as are in this Lease set forth, except to the extent modified by the Offer, with the same force and effect as though this Lease had originally provided for the rental of the Leased Premises and the Offer Space;

               (iii) The Expansion Space shall be delivered to Tenant in "as is" condition, provided, however, that Landlord shall provide a reconstruction/finishing allowance of $3.00 per square foot. The Offer Space shall be delivered to Tenant in the condition set forth in the Offer, provided, however, that Landlord shall provide a reconstruction allowance of $3.00 per square foot so long as five or more years remain in the Lease Term, or a prorated amount thereof if less than five years remain; and

               (iv) The Lease shall be amended, as may be appropriate, to reflect the leasing of the Expansion Space or Offer Space.

         Time is of the essence with respect to Tenant's exercise of its rights under this Rider and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Notice and the Expansion Notice be timely made and in writing.

                                  RIDER NO. 3

                                 Renewal Option

                           Rider to Section 2 (Term)

         Provided (i) this Lease is then in full force and effect, (ii) Tenant is not in default respecting any provision or condition of this Lease either on the date Tenant elects to renew or on the date the renewal term commences, and,
(iii) Tenant has not failed more than two times during the last two Lease Years of the original term of this Lease to pay any payments called for by this Lease on the date such payment is due subject to any notice or grace period provisions, then Tenant shall have the right to renew this Lease for two (2) renewal terms of five (5) years each immediately following the expiration of the original term or the first renewal term, as the case may be, on the same terms, conditions, and provisions as are set forth in this Lease with the same force and effect as though this Lease had originally provided for a fifteen
(15) year or twenty (20) year term, save that:

               (i) there shall be no further right of renewal, after the renewal term, and

               (ii) the Basic Annual Rent payable with respect to the Leased Premises shall be adjusted to reflect ninety-five percent (95%) of the prevailing market rental rate for comparable space within Columbia, Maryland as of the commencement of the renewal term (as determined below), provided, however that in no event shall the Basic Annual Rent be less than $12.76 per square foot per annum.

         Tenant shall be deemed to have waived the right to exercise this renewal option unless not less than nine (9) months prior to the date of termination of the original Term or the first renewal term, as the case may be, Tenant shall have notified Landlord in writing of Tenant's election to renew (the "Renewal Notice"). Landlord shall give Tenant written notice of the prevailing rental rate within thirty (30) days after Landlord's receipt of the Renewal Notice (the "Rent Notice"). Tenant may elect to have the prevailing rent determined as set forth below if it does not agree with Landlord's determination thereof provided it gives Landlord written notice (the "Appraisal Notice") within five (5) business days after Tenant's receipt of the Rent Notice.

         Within five (5) business days after the Landlord receives the Appraisal Notice from Tenant, Landlord and Tenant shall give written notice to the other that each, at its own expense, has hired and appointed a disinterested real estate broker of recognized competence and professional experience as a broker of comparable commercial and industrial real estate in the Baltimore-Washington Metropolitan Area. The two brokers thus appointed shall mutually agree upon the appointment of a third broker, the cost of which shall be shared equally by Landlord and Tenant, which broker shall also be a disinterested person of recognized competence and professional experience as a broker of comparable commercial and industrial real estate in the Baltimore-Washington Metropolitan Area. In the event that the two brokers shall be unable to agree within ten (10) days after their appointment, on the appointment of the third broker, then Tenant shall choose three brokers from which Landlord shall choose one who shall serve as the third broker. Landlord shall notify Tenant of the selection of the third broker within ten (10) days of Tenant's notice to Landlord of the selection of such three brokers from which Landlord is to choose. The third broker shall as promptly as possible, but in no event more than thirty (30) days after the date of his selection, conduct an appraisal of the Building for purposes of determining the then prevailing rental rate therein. Upon completion of his appraisal, the third broker shall immediately give written notice to the parties hereto stating his determination, and shall furnish to each party hereto a copy of such determination signed by him which determination shall be final and binding on the parties, provided, however, that Tenant shall have the right to withdraw its election to renew provided (i) it sends notice thereof to Landlord with five (5) days receipt of such rent determination (the "Withdrawal Notice"), and (ii) it solely bears the cost of the appraisal.

         Time is of the essence with respect to Tenant's exercise of its rights under this Rider and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Renewal Notice, the Appraisal Notice and the Withdrawal Notice be timely made and in writing.

                                  RIDER NO. 4

                                   Exclusions
                            Rider to Section 5.1(c)

                 "Common Area Expenses" shall not include any of the following:

              (i) Landlord's debt service, that is, principal or interest payments on any mortgage, deed of trust or other borrowed funds or other costs associated therewith;

             (ii)         rent payable under any ground or underlying lease;

            (iii) the costs of special services separately charged to an individual tenant of the Building or expenses incurred due to acts of an individual tenant of the Building;

             (iv) costs for structural repairs of the Building which are the result of Landlord's negligence in the maintenance of the Building;

              (v) general overhead of Landlord, that is, wages, salaries, fees, and benefits for the operation, maintenance and management of personnel other than those persons involved in the management of the Building;

             (vi) costs of leasing or procuring tenants, that is, marketing fees, negotiation fees, concession fees, legal expenses and brokerage commissions;

            (vii) costs incurred by Landlord which only benefit a particular tenant in the Building;

           (viii) costs incurred by Landlord due to Landlord's negligence or violation of legal requirements in connection with the construction of the Building;

             (ix) insurance costs due to Landlord or any other tenant's acts increasing the risk rating of any coverage carried on the Building;

              (x) costs for improving or preparing space for new or existing tenants in the Building;

             (xi) any sum paid to any entity affiliated with Landlord which is excess of the amount that would have been payable in the absence of such affiliation with Landlord;

            (xii) capital improvements, as determined under sound accounting principles;

           (xiii)         original construction costs of the Building;

            (xiv) accounting or legal fees incurred in tenant disputes, in procuring tenants or otherwise not related to the operation and maintenance of the Building;

             (xv) costs of repairs to the extent Landlord receives reimbursement therefor through insurance proceeds or condemnation awards;

            (xvi) interest or penalties arising by reason of Landlord's failure to timely pay any Common Area Expenses or Taxes.

           (xvii) costs incurred to remove hazardous materials (except those attributable to Tenant); and


          (xviii)         income taxes.

         Common Area Expenses shall be credited with any reimbursement, discount, credit, reduction, warranty, insurance proceeds or other recovery of, or allowance for, expenses received by Landlord.